Exhibit 99.1

Company Contact:	Investor Relations Contacts:
BioSphere Medical, Inc.	Lippert/Heilshorn & Associates, Inc.
Martin Joyce, EVP & CFO	Kim Golodetz
(781) 681-7925	(kgolodetz@lhai.com)
www.biospheremed.com	(212) 838-3777
Bruce Voss
(bvoss@lhai.com)
(310) 691-7100

BIOSPHERE MEDICAL REPORTS THIRD QUARTER REVENUE OF $7.69 MILLION AND A NARROWED NET LOSS OF $0.02 PER SHARE

Conference call to be held October 29 at 8:30 a.m. eastern time

ROCKLAND, Mass. (October 28, 2009) — BioSphere Medical, Inc. (NASDAQ: BSMD) (“BioSphere” or the “Company”) — the pioneer in the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations by a minimally invasive, image-guided medical procedure called embolotherapy — today reported financial results for the three and nine months ended September 30, 2009.  Highlights of the third quarter of 2009 and subsequent weeks include:

•                  Net loss per share was $0.02 during the third quarter of 2009, sharply narrowed from a net loss per share of $0.09 in the third quarter of 2008

•                  Total worldwide revenue was $7.69 million for the third quarter of 2009, an increase of 7% over the same period in 2008

•                  Total U.S. revenue was $6.00 million, unchanged from the same period in 2008

•                  Total outside the United States (OUS) revenue was $1.69 million, an increase of 42% over the same period in 2008

•                  The Company submitted an Investigational Device Exemption (IDE) with the U.S. Food and Drug Administration (FDA) for a pivotal trial of its QuadraSphere® Microspheres loaded with doxorubicin for the treatment of primary liver cancer

•                  Leading peer-reviewed scientific journals continue to support uterine fibroid embolization (UFE) as a Level A, American College of Obstetrics and Gynecology (ACOG)-recommended, treatment option for uterine fibroids

Commentary

Richard Faleschini, BioSphere’s president and chief executive officer, said, “Our momentum during the quarter in interventional oncology culminated in the recent submission of our IDE for a pivotal study using QuadraSphere loaded with doxorubicin for the treatment of primary liver cancer.  We view this study as being strategically important to the Company and to the field of oncology.  Only about 25% of the more than 600,000 patients diagnosed each year with hepatocellular cancer worldwide can be treated with surgical resection or a liver transplant.  For the majority of patients with hepatocellular cancer, conventional chemoembolization, or TACE, is a standard of care.  Independent studies in Europe of our embolic loaded with doxorubicin have generated positive results, and the IDE study is designed to further evaluate clinical performance.  Positive outcomes in the QuadraSphere with doxorubicin clinical trial would be an important milestone for BioSphere.  If the trial is successful and we obtain FDA approval of our premarket approval application, ours would be the first FDA approval of a device to treat hepatocellular carcinoma using drug-eluting chemoembolization, further demonstrating our leadership position in embolotherapy platform technologies.

“We believe that U.S. sales of Embosphere® Microspheres for UFE during the quarter reflect the nationwide, sequential-quarter slowdown in certain elective medical procedures, in part due to high unemployment in the United States plus usual third quarter seasonality.  Our marketing initiatives are showing increased activity and results as planned for in the second half of the year, but are not yet enough to overcome these other factors,” Mr. Faleschini added.  “We were very pleased by the publication of a third-party study in the October 2009 issue of the Journal of Vascular Interventional Radiology, in which the authors concluded that uterine artery embolization is superior to the laparoscopic occlusion of uterine arteries employing Endoclips.  We believe that the results of this study further support the August 2008 Level A recommendation of UFE by ACOG, and are additive to the large body of data that show UFE to be an excellent therapeutic alternative for properly selected women with symptomatic fibroids.

“We were also very happy to see an article published in the New York Times on October 13 by the well-known health writer Jane Brody in which she discussed treatment options for uterine fibroids and said of uterine fibroid embolization, ‘this nonsurgical procedure is perhaps the most viable alternative to a hysterectomy for women who have completed childbearing.’  We believe that this growing awareness among practitioners and women bodes well for the long-term growth of UFE,” Mr. Faleschini concluded.

Financial Results

Total worldwide revenue for the third quarter of 2009 was $7.69 million, an increase of 7%, compared with $7.20 million for the third quarter of 2008.  Worldwide revenue from sales of embolics and delivery systems for the third quarter of 2009 was $7.50 million, up 6% from $7.08 million in the prior year.  Revenue from licensing and a milestone payment under the Nippon Kayaku distribution agreement was $0.19 million, compared to $0.10 million in the same period last year.

U.S. sales of embolics and delivery systems were $5.89 million in the third quarter of 2009, relatively unchanged from $5.90 million in the third quarter of 2008.  Revenue from embolics and delivery systems in Europe, and the Middle East and Africa (EMEA) in the third quarter of 2009 was $1.12 million, an increase of 11% (16% in local currency), compared with $1.01 million for the same period in 2008.   In markets outside of the United States and EMEA, product revenue was up more than 200% to $0.49 million for the third quarter of 2009, compared with $0.16 million for the same period in 2008.  The People’s Republic of China and Brazil accounted for much of the increase, with combined revenues of $0.36 million, compared with $0.02 million in the comparable quarter last year.

Gross profit rose to $5.84 million, or 75.9% of revenue, for the third quarter of 2009, compared with gross profit of $5.31 million, or 73.8% of revenue, for the third quarter of 2008.  The gross profit margin improvement reflects higher non-product revenue and increased manufacturing efficiencies.

Operating expense for the third quarter of 2009 was $6.53 million, compared with $6.93 million for the third quarter of 2008.  The decrease was primarily due to lower marketing expenses in the U.S. and Europe.

Operating loss for the third quarter of 2009 declined significantly, to $0.70 million from $1.63 million in the same period of 2008.

Net interest income for the second quarter of 2009 was negligible, compared with net interest income of $0.09 million for the third quarter of 2008, reflecting the near-zero interest rate on treasury securities, which make up the majority of the Company’s investment portfolio.  Foreign exchange loss and other expense for the third quarter of 2009 was $0.13 million, primarily due to the weakening of the U.S. dollar against the euro during the third quarter of 2009, compared with a foreign exchange gain for the third quarter of 2008 of $0.27 million due to the strengthening of the U.S. dollar against the euro in that period.

The Company recorded an income tax benefit of $0.61 million, or $0.03 per share, from the French economic stimulus program during the third quarter of 2009, compared with an income tax provision of $0.13 million in the same quarter last year.

The quarterly preferred stock dividend for the third quarter of 2009 was $0.15 million, unchanged from the third quarter of 2008.

Net loss applicable to common stockholders for the third quarter of 2009 was $0.36 million, or $0.02 per share, an improvement of 77% when compared with a net loss applicable to common stockholders of $1.54 million, or $0.09 per share, in the same period last year.

As of September 30, 2009, BioSphere had cash, cash equivalents and marketable securities of $18.57 million, up $0.87 million from $17.70 million at June 30, 2008 and up $0.33 million from $18.24 million at December 31, 2008.  In the third quarter of 2009, BioSphere generated positive operating cash flow of $0.96 million.

Sales by therapeutic area in the third quarter of 2009 were as follows:

•                  Worldwide sales of embolics used in interventional gynecology, or UFE, were $5.52 million, relatively unchanged from $5.56 million in the third quarter of 2008, which includes U.S. sales of $4.54 million, a decline of 5%, and sales outside of the U.S. of $0.98 million, an increase of 22%.

•                  Worldwide sales of embolics used in interventional oncology rose 31% to $1.60 million compared with the third quarter of 2008, which includes U.S. sales of $1.13 million, an increase of 20%, and sales outside of the U.S. of $0.47 million, an increase of 69%, with the bulk of this increase coming from the People’s Republic of China.

•                  Worldwide sales of delivery systems were $0.38 million, compared with $0.30 million in the third quarter of 2008, which includes U.S. sales of $0.22 million and sales outside of the U.S. of $0.16 million.

For the nine months ended September 30, 2009, total revenue was $23.08 million, compared with $22.02 million in the prior-year period, an increase of 5%.  Revenue excluding gastric products was $23.08 for the current period, compared with $21.23 million for the same period last year, an increase of 9% or 11% in constant currencies.  Net loss applicable to common stockholders was $2.81 million, or $0.16 per share, compared with $4.39 million, or $0.24 per share, in the nine months ended September 30, 2008.

Conference Call and Webcast

The Company will host a conference call to discuss these results and answer questions on October 29, 2009 beginning at 8:30 a.m. eastern time.  The dial-in number is 1-888-563-6275 (U.S./Canada) or 1-706-643-3137 (International), and the conference ID is 37021211. The live webcast will be available in the “Investors” section of BioSphere’s Web site at www.biospheremed.com.  A replay of the webcast will also be available at BioSphere’s Web site.

About BioSphere Medical, Inc.

BioSphere Medical, Inc. seeks to pioneer and commercialize minimally invasive diagnostic and therapeutic applications based on proprietary bioengineered microsphere technology.  The Company’s core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties for a variety of medical applications.  BioSphere’s principal focus is the use of its products for the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE.  The Company’s products continue to gain acceptance in this rapidly emerging procedure, as well as in a number of other new and established medical treatments.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the expected strategic importance and potential outcomes of the Company’s QuadraSphere clinical trial and the potential befits of the Company’s marketing initiatives.   The Company may use words such as “plans,” “seeks,” “projects,” “believes,” “may,” “anticipates,” “estimates,” “should,” “intends,” “looking forward,” and similar expressions to identify these forward-looking statements.  These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions.  There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company’s control and are difficult to predict, including, without limitation, risks relating to:

•                  the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products;

•                  the failure of the Company to increase the rate of UFE procedures, and concomitant use of its products for UFE, with its sales and marketing strategies;

•                  the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the development, commercialization, manufacture and sale of its products and product candidates, including, without limitation, the risk that the Company will not gain necessary regulatory approvals to market and sell its products in Japan through its agreement with Nippon Kayaku;

•                  delays and/or adverse results in the Company’s clinical trial using QuadraSphere loaded with doxorubicin for the treatment of primary liver cancer;

•                  the Company’s ability to obtain and maintain patent and other proprietary protection for its products and product candidates;

•                  the absence of, or delays or cancellations of, product orders;

•                  delays, difficulties or unanticipated costs in the introduction of new products;

•                  competitive pressures;

•                  the risk of adverse outcomes in product liability claims against the Company;

•                  the inability of the Company to successfully execute on its plans and strategies for future growth, including its plans to grow its business in both the UFE and interventional oncology fields and its plans for international growth;

•                  the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products;

•                  general economic and market conditions, both domestic and abroad; and

•                  risk factors described in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31 2008 and the Form 10-Q for the quarter ended June 30, 2009, each as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission.

In addition, the forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.

(Tables to follow)

BioSphere Medical, Inc.

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED  BALANCE SHEETS

As of September 30, 2009 and December 31, 2008

(in thousands, unaudited)

	September 30,	December 31,
	2009	2008
ASSETS
Cash, cash equivalents and investments	$18,566	$18,239
Accounts receivable, net	4,714	4,729
Inventories	3,749	3,762
Prepaid expenses and other current assets	689	663
Property and equipment, net	897	989
Goodwill	1,443	1,443
Other assets	510	403

Total assets	$30,568	$30,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$6,042	$5,402
Deferred revenue	847	63
Capital lease obligations	10	17
Stockholders’ equity	23,669	24,746

Total liabilities and stockholders’ equity	$30,568	$30,228

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

For the three and nine months ended September 30, 2009 and 2008

(in thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues	$7,686	$7,198	$23,081	$22,023

Costs and expenses:
Cost of revenues	1,851	1,889	5,606	5,922
Research and development	765	822	2,455	2,239
Sales	2,497	2,497	7,838	7,763
Marketing	1,287	1,855	4,111	4,872
General and administrative	1,782	1,609	5,381	4,917
Patent	199	151	576	553

Total costs and expenses	8,381	8,823	25,967	26,266

Loss from operations	(695)	(1,625)	(2,886)	(4,243)
Other income and expenses, net	(126)	356	(99)	413

Net loss before income taxes	(821)	(1,269)	(2,985)	(3,830)

Income tax (provision) benefit	605	(129)	605	(129)

Net Loss	(216)	(1,398)	(2,380)	(3,959)

Preferred stock dividends	(145)	(145)	(434)	(434)

Net loss applicable to common stockholders	$(361)	$(1,543)	$(2,814)	$(4,393)

Net loss per common share
Basic and diluted	$(0.02)	$(0.09)	$(0.16)	$(0.24)

Weighted average common shares outstanding
Basic and diluted	18,057	17,990	18,035	17,977